Microsoft Corporation
                              1994/1995 Channel
                                 Agreement

This Microsoft Corporation 1994/1995 Channel Agreement ("Agreement") is entered into as of the 1st day of July, 1994 between MICROSOFT
CORPORATION ("MS") having its principal place of business at One
Microsoft Way, Redmond, WA 98052-6399 and DJ&J SOFTWARE CORPORATION d.b.a. EGGHEAD SOFTWARE ("CUSTOMER") having its principal place of business at 22011 SE 51st Street, Issaquah, WA 98027.

1.	Definitions

All capitalized terms included in this Agreement are as defined in Schedule A attached hereto.

2.	Term of Agreement

2.1  Term

This Agreement shall take effect on the Effective Date and shall continue until June 30, 1995.

2.2  Termination

Either MS or CUSTOMER may terminate this Agreement and/or any amendment hereto at any time, with or without cause, upon thirty (30) days prior written notice. Neither party shall be responsible to the other for any costs or damages resulting from the termination of this Agreement. Rights to payment of money which have accrued prior to termination shall survive termination. Any Product acquired by CUSTOMER pursuant to this Agreement which is in its possession as of the termination of this Agreement shall be distributed by CUSTOMER subject to the restrictions in this Agreement, or may be returned to MS only within sixty (60) days of termination as authorized herein. CUSTOMER shall make a final report to MS within ninety (90) days of termination of this Agreement. Termination of this Agreement shall automatically terminate any amendments hereto.

3.	CUSTOMER Obligations

3.1  Financial Statement

CUSTOMER will provide to MS' credit management, quarterly Financial Statements within forty-five (45) days after the end of each calendar quarter. CUSTOMER Financial Statements will be used by MS' credit department solely for the purpose of establishing and reviewing CUSTOMER's credit. Financial Statements should be forwarded to attn. Credit Manager, Finance, Microsoft, One Microsoft Way, Redmond, WA 98052-6399.

3.2  Payment Terms

Payment terms are net ----- (-----) days from the date of MS' invoice, subject to approval of open discount terms by MS. For payments made within ----- (-----) days from the date of MS' invoice, CUSTOMER shall
- -------------------------------------------.  All invoices outstanding over thirty (30) days may be assessed a finance charge of the then-current prime rate plus ----- percent (-----%) per month or the legal maximum, whichever is less. Failure by CUSTOMER to meet payment terms may result in a hold by MS of all pending CUSTOMER orders.

All payments to MS by CUSTOMER shall be in the form of bank wire transfer, sent to the following:

First Interstate Bank of WA
Seattle Main Branch
ABA: #125-000-286
Beneficiary: Microsoft Corporation
Account No. 001-025865

3.3  Shipment Shortage Claims

CUSTOMER shall submit all claims for shortages and/or variances in shipments to MS in writing within fifteen (15) days of CUSTOMER's receipt of the shipment. All such claims not submitted in writing to MS within the fifteen (15) day period shall be deemed waived by CUSTOMER. CUSTOMER shall be responsible for all claims made with respect to freight collect shipments, and shall not withhold payment to MS as a result of such claims.

3.4  No Other Product Warranties by CUSTOMER

Neither CUSTOMER nor any of its employees or agents shall have any right to make any other warranties or promises for the use of Product which are not contained in the written warranty document accompanying the Product. CUSTOMER may, however, make representations and give instructions for the use of the Product which are contained on the Product label or container, or End User documentation provided with the manual or MS product literature denoted by a MS part number or authorized in writing by MS.

3.5  No Alterations of Product

CUSTOMER shall not alter the Product or Product packaging, and shall have no authority to make copies of MS diskettes or documentation. CUSTOMER shall distribute Product to its customers in unopened packages as shipped by MS.

3.6  Use of Trademarks

The appropriate trademark symbol (either "TM" or "*" in a superscript following the Product name) shall be used whenever a Product name is first mentioned in any advertisement, brochure, or other material circulated or displayed by CUSTOMER. MS' current trademark list is attached hereto as Schedule B.

3.7  Authorized Distribution

Product acquired under this Agreement shall be distributed only within the Territory. CUSTOMER shall not, without the prior written consent of MS, distribute Product to any Reseller or End User whom they have reason to believe may re-distribute such Product outside of the Territory.

3.8  Taxes

CUSTOMER shall be liable for all sales, use, value added, duties, tariffs or other similar taxes of any nature whatsoever associated with the distribution of the Product, and shall indemnify and hold MS harmless from any such taxes or expenses.

3.9  -----------------------------

From time to time, MS may require ----------------------------------
from CUSTOMER. CUSTOMER shall comply with all --------------------- requirements designated by MS from time to time.

4.  MS Obligations

4.1  Assistance with Reporting

Upon request, MS shall use best efforts to assist CUSTOMER in data reporting, and will work with CUSTOMER's MIS department to facilitate the data reporting process.

4.2  New Products; Promotional Products

MS may elect at any time during the term of this Agreement to announce new or Promotional Product to which the terms and conditions of this Agreement do not apply. In the event MS elects to announce Promotional Product, MS shall provide CUSTOMER with ----- (-----) days prior notice of such announcement.

4.3  Inventory Price Protection

During the term of the Agreement, MS shall grant CUSTOMER a price adjustment against Product price reductions made by MS, which price reductions are made on an indefinite basis, on all CUSTOMER's inventory which CUSTOMER reports as in its inventory as of the day of the price reduction. Such price adjustment shall be in the form of a Purchase Credit equal to the difference between the lowest price paid by CUSTOMER during the ----- (-----) Months prior to the price reduction and the reduced price, and shall be paid no later than ----- (-----) days after CUSTOMER provides proof of inventory. Special temporary prices and promotional offerings, which may include price reductions or free goods, shall not be considered a price reduction to which this section applies.

4.4  No Warranties for Product Not Manufactured by MS

MS makes no warranties as to items distributed under a third party name, copyright, trademark or trade name which may be included within the retail package of a Product sold hereunder.

4.5  Audits

MS may audit the applicable records and operations of CUSTOMER as is reasonable to verify CUSTOMER's compliance with the terms of this Agreement. CUSTOMER shall promptly correct any errors and omissions disclosed by such audit. Any audit will be conducted during CUSTOMER's normal business hours in such a manner as not to unreasonably interfere with CUSTOMER's normal business activities.

5.  CUSTOMER and MS Obligations

5.1  Order Processing

CUSTOMER shall order Product from MS by written or electronically transmitted purchase order. All orders by CUSTOMER shall be in Master Pack quantities only. MS shall have ----- (-----) days from receipt to reject any purchase order. MS shall fulfill unconditional written or electronic purchase orders from CUSTOMER, subject to CUSTOMER's credit limits, current payment status, and approved Average Payment Days ("APD") guidelines as determined by MS.

Except as provided herein, CUSTOMER shall have the right to change or cancel any purchase order, provided that CUSTOMER notifies MS of the change or cancellation no later than ----- (-----) hours prior to the order shipment to CUSTOMER by MS. Should CUSTOMER choose to change any purchase order line item, CUSTOMER shall be required to submit a new purchase order to MS, clearly indicating which line item(s) are changed. Line item changes shall not effect the remaining items on CUSTOMER's purchase order. Should CUSTOMER choose to cancel a purchase order, CUSTOMER must provide MS with a written cancellation request

5.2  Defective Product Returns

At MS' sole discretion, MS may determine that a Product or Product shipment is Defective. Should MS determine that a Product or Product shipment is Defective, MS shall provide CUSTOMER with a replacement for all defective Product returned to MS or destroyed at CUSTOMER's location. ----- shall pay freight costs for shipment of replacement Product from MS to Customer. All Defective Product returned to MS shall be shipped freight --------------------- in cartons clearly marked with the Return Authorization Number and a packing slip affixed to the carton.

5.3  Product Warranty; Limitation of Liability

(a) MS warrants its software and hardware Product to End Users as defined in the written limited warranty document accompanying each Product. All replacement Product is delivered subject to the terms of the MS limited Product warranty. THE ABOVE LIMITED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, OR STATUTORY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON MS' PART.

(b)  NEITHER MS NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE
CREATION, PRODUCTION, OR DELIVERY OF ANY PRODUCT WHICH ARE THE SUBJECT OF THIS AGREEMENT SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OR INABILITY TO USE ANY PRODUCT EVEN IF MS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c)  IN ANY CASE, THE LIABILITY OF MS (i) UNDER ANY PROVISION OF
THIS AGREEMENT; (ii) FOR ANY DAMAGES CAUSED BY A PROGRAM DEFECT OR FAILURE IN ANY PRODUCT OR (iii) ARISING FROM A COURT OF PROPER JURISDICTION HOLDING ANY OF THE ABOVE WARRANTIES OR DISCLAIMERS OF WARRANTIES INADEQUATE- OR INVALID SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY CUSTOMER TO MS UNDER THIS AGREEMENT. MS' LIMITATION OF LIABILITY IS CUMULATIVE WITH ALL OF MS' EXPENDITURES BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF CLAIMS OR SUITS AGAINST MORE THAN ONE PRODUCT LICENSED UNDER THIS AGREEMENT WILL NOT ENLARGE OR EXTEND THE LIMIT. CUSTOMER RELEASES MS FROM ALL OBLIGATIONS, LIABILITY, CLAIMS OR DEMANDS IN EXCESS OF THE LIMITATION.

5.4  Semester Programs

(a)  Marketing Funds

Each Semester, MS may allow CUSTOMER to participate in programs which provide the opportunity to earn marketing funds. CUSTOMER's participation in such programs shall be governed by CUSTOMER's then current Microsoft Rebate and Marketing Fund Addendum to this Agreement, and Microsoft's Marketing Fund Guidelines, as such may be promulgated and modified by MS, in its sole discretion, from time to time.

(b)  Rebates

Each Semester, MS may allow CUSTOMER to participate in programs which provide the opportunity to earn rebates as described in CUSTOMER's current Microsoft Rebate and Marketing Fund Addendum to this Agreement, and CUSTOMER's Rebate Program Guidelines, as such may be promulgated and modified by MS, in its sole discretion, from time to time.

(c)  Electronic Data Interchange

MS shall require CUSTOMER to provide weekly and monthly sales reporting during the term of this Agreement. Such sales reporting shall be submitted to MS in accordance with the Electronic Data Interchange (EDI) Guidelines as provided to CUSTOMER by MS, from time to time.

5.5  Inventory Balancing

CUSTOMER must submit a written or electronic MS Return Authorization to return Products for the purpose of inventory balancing in the MS Months of ------------------------------------, summarizing the quantities of each Product to be returned. Upon verification that CUSTOMER is meeting its inventory balancing terms, MS shall issue a Return Authorization Number, which will expire ----- (-----) days from the date of issue.

To reduce its inventory risk, CUSTOMER shall be entitled to balance its Product inventory in accordance with the following:

(a) Product inventory may not be balanced more than ----- times during the term of this Agreement, during the Months indicated above, and within ----- (-----) days of the date of issue of the Return
Authorization Number,

(b) Product may be balanced only if, at the time of balancing, it is listed on the then-current MS Price List,

(c) Product may be balanced only if CUSTOMER's Product return is accompanied by a -------------------------------------------------------
- -------------------------,

(d)  The aggregate quantity of Product that may be returned shall be limited to; (i) in the case of Product classified by MS as "Consumer Product" (excluding, however, all ------------------- Product), -----% of net -------------------- of such Consumer Product for the ----- full Months immediately preceding the stock balancing request, and (ii) in the case of all Product other than that referred to in clause (i) above,
to -----% of             net ------------------------ of all other
Product for the ----- full Months immediately preceding the stock balancing request,

(e)  Promotional Product may not be balanced,

(f) Product to be balanced may only include Product purchased by CUSTOMER from MS,

(g)  Unresaleable product may not be balanced, and

(h) Product is subject to inspection by MS or an MS authorized agent prior to return by CUSTOMER to MS pursuant to the terms of MS' then current Return Processing Guidelines.

If the foregoing conditions have been met, CUSTOMER shall return Product to MS -------------- in cartons clearly marked with the Return Authorization Number and a packing slip attached to the outside. Any Product returned to MS which does not comply with the provisions of this Section may, at MS' discretion, be returned by MS to CUSTOMER subject to a ----- percent ----------------- and the -------------- incurred by MS in returning such Product which shall be paid immediately by CUSTOMER to MS upon receipt of an invoice therefor.

Upon receipt of Product which complies with the conditions set forth in this Section, MS shall issue a Purchase Credit for the returned Product
in an amount equal to   the ------------ CUSTOMER paid for the Product
in the ----- Months prior to the return.  In no event, will ------------
- ------- be given for exchanges, replacements or returned merchandise hereunder. ------------------ shall pay all freight and other costs of replacement Product in the same manner and on the same terms as new Product purchased by CUSTOMER under this Agreement

5.6  Prior Version Returns

When MS ships a new version of a Product or a Discontinued Product to its authorized distributors, CUSTOMER shall receive a Purchase Credit for prior version of the Product, if CUSTOMER complies with all of the following:

(a) Product shall be destroyed at ----------------------- once every other Month,

(b)  Product may be returned only if CUSTOMER's Product return
- ------------------------------------------------------------------------

(c) Returned product shall be received by MS within ----- days of the date the new version of such Product is first shipped by MS to its authorized distributors,

(d)  Product which is promotional merchandise may not be returned,

(e) Product to be returned must only include Product purchased by CUSTOMER from MS,

(f)  Unresaleable Product may not be returned, and

(g) Product returned shall be limited to the -------------------- prior to the new Product version.

MS shall use its best efforts to notify CUSTOMER within ----- days prior to the shipment of any new Product version, or the existence of any discontinued Product, which would be subject to this Section.

If the foregoing conditions have been met, Product shall be destroyed at
- ------------- locations pursuant to the terms of MS' then current Return Processing Guidelines.

5.7  Unresaleable Product Allowance

Contemporaneously with CUSTOMER's credit for prior versions, CUSTOMER shall receive a Purchase Credit equal to ----- percent (-----%) of CUSTOMER's net purchases for the previous ----- (-----) Months. Such Purchase Credit shall be to compensate CUSTOMER for Unresaleable Product held in CUSTOMER's inventory which is no longer resaleable, provided that CUSTOMER agrees to destroy or recycle all such Product, and provide MS will a full report of all Unresaleable Product. Unresaleable Product may not be resold or recycled.

Upon destruction of Product which complies with the conditions set forth in this Section, MS shall issue a Purchase Credit for the Product destroyed in an amount equal to the ------------------------------- paid for the Product in the ----- months prior to the return. In no event, will -------------- be given for exchanges, replacements or returned merchandise hereunder. -------------- shall pay all freight and other costs of replacement Product in the same manner and on the same terms as new Product purchased by CUSTOMER under this Agreement

6.  Patent, Copyright and Trademark Infringement

MS shall defend and pay the amount of any final adverse judgment against CUSTOMER, or settlement to which MS has consented, resulting from claims of infringement of any United States patent, copyright, trademark and/or service mark with respect to a Product, provided that the Product has not been altered, and provided further that MS is notified promptly in writing of such a claim and has sole control over its defense or settlement, and CUSTOMER provides reasonable assistance in the defense of the same.

7.  Delay in Performance

Neither party shall be liable for failure or delay in the performance of any of its obligations under this Agreement, except obligations for the payment of money, if such delay or failure is caused by circumstances beyond the control of the party affected. Strikes or other labor difficulties which are not capable of being terminated on terms acceptable to the party affected shall not be considered circumstances within the control of such party. In the event of Product shortages, MS shall have the right to allocate available supplies of the Product in its sole discretion.

8.  No Waiver

None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of MS, CUSTOMER or their respective agents or employees, but may be waived only by an instrument in writing signed by an authorized officer of the waiving party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

9.  No Partnership or Agency

Nothing in this Agreement shall be deemed to create or constitute a partnership, joint venture, agency, or contract of employment between MS and CUSTOMER.

10.  Attorney's Fees; Governing Law

In the event an action is commenced to enforce a party's rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and attorneys' fees. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington. CUSTOMER consents to nonexclusive jurisdiction and venue in King County, Washington.

11.  Entire Agreement

This Agreement and all attached Amendments, Addenda and Schedules constitute the entire agreement between MS and CUSTOMER, and supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between the parties relating to the subject matter hereof. Any representations, promises, or conditions in connection therewith not in writing signed by both parties shall not be binding upon either party. This Agreement shall control any provisions in purchase orders which are inconsistent with this Agreement.

12.  U.S. Government Restricted Rights

Any Product which CUSTOMER distributes or licenses to or on behalf of the United States of America, its agencies and/or instrumentalities (the "Government"), are provided to CUSTOMER with RESTRICTED RIGHTS. Use, duplication or disclosure by the Government is subject to restriction as set forth in subparagraph (c)(1)(ii) of the rights in Technical Data and Computer Software clause at DFAR 252.227-7013, or as set forth in the particular department or agency regulations or rules which provide MS protection equivalent to or greater than the above-cited clause. CUSTOMER shall comply with any requirements of the Government to obtain such RESTRICTED RIGHTS protection, including without limitation, the placement of any restrictive legends on the Product software, Product documentation, and any license agreement used in connection with the distribution of the Product. Manufacturer is Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399. Under no circumstances shall MS be obligated to comply with any Governmental requirements regarding the submission of or the request for exemption from submission of cost or pricing data or cost accounting requirements. For any distribution or license of the Product that would require compliance by MS with Governmental requirements relating to cost or pricing data or cost accounting requirements, CUSTOMER must obtain an appropriate waiver or exemption from such requirements for the benefit of MS from the appropriate Governmental authority before the distribution and/or license of the Product to the Government.

13.  Confidentiality

CUSTOMER expressly undertakes to retain in confidence the terms and conditions of this Agreement, and all information and know-how transmitted to it by MS and make no use of such information and know-how except under the terms and during the existence of this Agreement. CUSTOMER shall guarantee and ensure its employees' compliance with this paragraph. CUSTOMER's obligations under this paragraph shall survive any termination of this Agreement and shall extend to the earlier of such time as the information is public domain or five (5) years following the termination of this Agreement

14.  No Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that CUSTOMER may not assign its rights or obligations under this Agreement in any way without the prior written consent of MS.

15.  Notices

All notices sent by MS or CUSTOMER alleging, regarding, responding to, or in any way connected with any claim of breach of this Agreement or any other legal obligation related hereto, shall be sent via U.S. certified mail (return receipt requested), or via overnight courier (e.g., Federal Express, or DHL), and addressed as follows:

            If to MS:		         Microsoft Corporation
                                One Microsoft Way
                                Redmond, WA 98052-6399

                                Attn.: Vice President, U.S. Sales

                                With cc to:		Law and Corporate Affairs

            If to CUSTOMER:


                               	Attn.:

16.  Survival

Sections 2.2, 3.2, 3.4, 3.5, 3.6, 3.7, 3.8, 4.4, 4.5, 5.3, 5.4(c), 11,
12, 13, 14 and 17 shall survive any termination of this Agreement



IN WITNESS WHEREOF, the parties have signed this Agreement on the dates indicated below. This Agreement is not binding until executed by MS.




MICROSOFT CORPORATION ("MS")	          DJ&J SOFTWARE CORPORATION
                                       d.b.a.	EGGHEAD SOFTWARE ("CUSTOMER")


By:	                                   By:

Michael C. Appe                       	William J. Gilsing
Name (please print)	                   Name (please print)

Vice President, U.S. Sales	            General Merchandise Manager
Title	                                 Title

                                      	6/30/94
Date	                                  Date



                              Schedule A
                            Defined Terms

"Defective Product" is defined as a manufacturer's defect in materials or media.

"Discontinued Product" is defined as Product that MS has stopped manufacturing and discontinued from the CUSTOMER Price List.

"Distributor" is defined as any MS customer which purchases MS
Product directly from MS, and distributes said Product to Resellers.

"End User" is defined as the ultimate consumer of Product.

"Financial Statement" is defined as a Balance Sheet as of the last day of the calendar quarter, and an Income Statement and Statement of Cash Flows for the quarter and year-to-date, prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). Any deviation from GAAP in the quarterly statements shall be clearly noted. These statements must be signed by an officer of CUSTOMER as being representative of the books and accounts of CUSTOMER.

"Inventory Balancing" is defined as the return of eligible MS
Products for the purpose of reducing CUSTOMER's stock of such Products.

"Month" is defined as a MS fiscal month as outlined in the calendar attached hereto as Schedule C.

"Product" is defined as any MS Stock Keeping Unit ("SKU") listed on CUSTOMER's then current Price List.

"Product Upgrade" is defined as a successor version of a Product characterized by a change in the one's, tenth's, hundredth's or after the hundredth's digit of the Product version number.

"Promotional Product" is defined as a special Product SKU which is available to CUSTOMER for resale for a limited time. Free Product promotions are not considered Promotional Product.

"Purchase Credit" is defined as a dollar amount credited to CUSTOMER's account with MS, which amount may only be used by CUSTOMER in the manner set forth in this Agreement

"Reseller" is defined as any software retailer which purchases
Product from MS or a MS authorized Distributor.

"Return Authorization Number" is defined as the unique number assigned to CUSTOMER by MS for the purpose of Product returns from CUSTOMER to MS.

"Semester" is defined as a six month period.  There are two (2)
Semesters during the term of this Agreement, January 1 through June 30, and July 1 through December 31.

"Territory" is defined as the geographic boundaries of the United
States of America, excluding all United States territories, possessions, or protectorates.

"Unresaleable Product" is defined as any Product held in CUSTOMER's inventory, including damaged Product or Product returned by CUSTOMER's customers, which is no longer fit for resale, and is ineligible for return to MS. For purposes of this Agreement, Unresaleable Product shall not include that Product which has sustained solely shrink wrap damage.


                                  Schedule B

                           Microsoft Trademark List

Product Name	                                      Environment

Microsoft Access<F1>                               for Windows<F2>
Microsoft Access<F1> Exploration Kit	              for Windows<F2>
Microsoft<F1> Aircraft & Scenery Designer	         for MS-DOS<F1>
Microsoft<F1> BallPoin<F1>	                        (none)
Microsoft<F1> BallPoint<F1> with QuickPort<F2>
  Connection	                                      (none)
Microsoft<F1> Basic	                               for UNIX<F1><F3)
Microsoft<F1> Basic	                               for MS-DOS<F1>
Microsoft<F1> Bookshelf<F1>	                       for Macintosh<F1>
Microsoft<F1> Bookshelf<F1>	                       for MS-DOS<F1>
Microsoft<F1> C	                                   for MS-DOS<F1>
Microsoft<F1> C/C++	                               for Windows<F2>
Microsoft<F1> Chart	                               for MS-DOS<F1>
Microsoft<F1> Chart                               	for Macintosh<F1>
Microsoft<F1> Cinemania<F1>                        for Windows<F1>
Microsoft<F1> COBOL                               	for MS-DOS<F1>
Microsoft<F1> COBOL	                               for OS/2<F1>
Microsoft<F1> CodeView<F1>                        	for Windows<F2>
Microsoft<F1> Creative Writer	                     for Macintosh<F1>
DCA<F1><F4>/Microsoft<F1> Communications Server
  (a.k.a. DCA)	                                    Networking Series
DCA<F1>/Microsoft<F1> Communications Workstation   Networking Series
Microsoft<F1> Developer's System                  	Networking Series
Microsoft<F1> Dinosaurs	                           for Macintosh<F1> on CD-ROM
Microsoft<F1> Electronic Forms Designer	           for Windows<F2>
Microsoft<F1> Encarta<F2>	                         for Macintosh<F1>
Microsoft<F1> Entertainment Pack                   for Windows<F2>
Microsoft<F1> Excel	                               for Macintosh<F1>
Microsoft<F1> Excel	                               for Windows<F2>
Microsoft<F1> Excel	                               for Windows<F2> on CD-ROM
Microsoft<F1> File	                                for Macintosh<F1>
Microsoft<F1> Fine Artist                         	for Windows<F2>
Microsoft<F1> Flight Simulator<F2>	                for MS-DOS<F1>
Microsoft<F1> FORTRAN                             	for UNIX<F1>
Microsoft<F1> FORTRAN                             	for MS-DOS<F1>
Microsoft<F1> FORTRAN Powerstation                	for MS-DOS<F1>
Microsoft<F1> FORTRAN Powerstation 32             	for Windows NT<F2>
Microsoft<F1> FoxPro<F1>	                          for Macintosh<F1>
Microsoft<F1> FoxPro<F1>                           for MS-DOS<F1>
Microsoft<F1> FoxPro<F1> Connectivity Kit	         for Windows<F2>
Microsoft<F1> FoxPro<F1> Distribution Kit	         for Windows<F2>
Microsoft<F1> Game Shop	                           for MS-DOS<F1>
Microsoft<F1> Golf	                                for Windows<F2>
Microsoft<F1> GW-BASI<F1>	                         for MS-DOS<F1>

<F1> Registered trademark.
<F2> Trademark.
<F3>  UNIX is a registered trademark of UNIX Systems Laboratories.
<F4>  DCA is a registered trademark of Digital Communications Associates.

                                Schedule B

                        Microsoft Trademark List

Product Name                                      	Environment

Microsoft<F1> Hewlett-Packard<F1><F3> FontPack	    for Windows<F2>
Microsoft<F1> InPort<F1>                           for MS-DOS<F1>
Microsoft<F1> Isaac Asimov's The Ultimate Robot	   for Macintosh<F1> on CD-ROM
Microsoft<F1> LAN Manager	                         Networking Series
Microsoft<F1> LAN Manager for UNIX<F1> Systems	    Networking Series
Microsoft<F1> LAN Manager Remote Access Service	   Networking Series
Microsoft<F1> LAN Manager Services for
  Macintosh<F1>                                    Networking Series
Microsoft<F1> LAN Manager TCP/IP Utilities	        Networking Series
Microsoft<F1> LAN Manager Toolkit for sual
  Basic<F1>                                        Networking Series
Microsoft<F1> Macro Assembler	                     for MS-DOS<F1>
Microsoft<F1> Macro Assembler	                     for OS/2<F1>
Microsoft<F1> Mail	                                for PC Networks
Microsoft<F1> MASM	                                for MS-DOS<F1>
Microsoft<F1> Modular Windows<F2> Software
	Development Kit	                                  for Windows<F2>
Microsoft<F1> Mondria<F1>                          for MS-DOS<F1>
Microsoft<F1> Mouse	                               (none)
Microsoft<F1> MS-DOS<F1> 5 Upgrade	                operating system
Microsoft<F1> MS-DOS<F1> 6 Upgrade	                operating system
Microsoft<F1> MS-DOS<F1> Manager	                  for MS-DOS<F1>
Microsoft<F1> MS-DOS<F1> QBasic	                   for MS-DOS<F1>
Multimedia Beethoven:  The Ninth Symphony	         for Windows<F2> on CD-ROM
Microsoft<F1> Multimedia Development Kit           for Windows<F2>
Microsoft<F1> Multimedia Stravinsky	               for Windows<F2> on CD-ROM
Microsoft<F1> Multimedia Viewer                   	for Windows<F2>
Microsoft<F1> Multiplan<F1>                        for MS-DOS<F1>
Microsoft<F1> Multiplan<F1>                        for OS/2<F1>
Microsoft<F1> National Gallery	                    for Macintosh<F1>
Microsoft<F1> National Gallery	                    for Windows<F2>
Microsoft<F1> Networks	                            for UNIX<F1>
Microsoft<F1> New York	                            for MS-DOS<F1>
The Microsoft<F1> Office	                          for Macintosh<F1>
The Microsoft<F1> Office	                          for Windows<F2>
The Microsoft<F1> Office	                          for Macintosh<F1> on CD-ROM
Microsoft<F1> OnCall	                              (none; miscellaneous)
Microsoft<F1> OnLine for Windows<F2>               (none; miscellaneous)
Microsoft<F1> Open EIS Pak	                        for Windows<F2>
Microsoft<F1> Operating System/2<F1><F4>
Microsoft<F1> Original Mouse	                      (none)
Microsoft<F1> OS/2<F1> LAN Manager Network Device
	Driver Kit	                                       for OS/2<F1>

<F1> Registered Trademark.
<F2> Trademark.
<F3> Hewlett-Packard is a registered trademark of Hewlett-Packard Company.
<F4> Operating System/2 is a registered trademark of International
     Business Machines Corporation.

                              Schedule B

                     Microsoft Trademark List

Product Name	                                      Environment

Microsoft<F1> OS/2<F1> presentation
  Manager<F1><F3> Softset	                         for OS/2<F1>
MS OS/2<F1> Software Development Kit	              for OS/2<F1>
Microsoft<F1> Paris	                               for MS-DOS<F1>
Microsoft<F1> Pascal	                              for MS-DOS<F1>
Microsoft<F1> Pascal	                              for UNIX<F1>
Microsoft<F1> PC Paintbrus<F1><F4>                 for Windows<F2>
Microsoft<F1> PowerPoint<F1>                       for MS-DOS<F1>
Microsoft<F1> PowerPoint<F1>                       for Windows<F2>
Microsoft<F1> Productivity Pack	                   for Windows<F2>
Microsoft<F1> Professional Advisor Library Kit	    for MS-DOS<F1>
Microsoft<F1> Professional Toolkit for Visual
  Basic<F1>	                                       for Windows<F2>
Microsoft<F1> Profit	                              for Windows<F2>
Microsoft<F1> Project	                             for Macintosh<F1>
Microsoft<F1> Project	                             for MS-DOS<F1>
Microsoft<F1> Publisher                           	for Windows<F2>
Microsoft<F1> Publisher Design Pack	               for Windows<F2>
Microsoft<F1> Publisher Special Occasion
  Design Pack	                                     for Windows<F2>
Microsoft<F1> QuickBasic<F2>                      	for Macintosh<F1>
Microsoft<F1> QuickBasic<F2>                       for MS-DOS<F1>
Microsoft<F1> QuickC<F1>                           for MS-DOS<F1>
Microsoft<F1> QuickC<F1>                           for Windows<F2>
Microsoft<F1> QuickPascal<F1>                      for MS-DOS<F1>
Microsoft<F1> Scenes	                              for Windows<F2>
Microsoft<F1> Schedule+                           	for Windows<F2>
Microsoft<F1> Small Business Consultant	           CD-ROM series
Microsoft<F1> SoundBits<F2>                        for Windows<F2>
Microsoft<F1> SQL Administrator for Windows<F2>    Networking Series
Microsoft<F1> SQL Server	                          Networking Series
Microsoft<F1> SQL Server Client-Server Development
  Kit	                                             for WindowsNT<F2>
Microsoft<F1> SQL Server Software Development Kit  for WindowsNT<F2>
Microsoft<F1> Support Advantage Service	           (none)
Microsoft<F1> System V/386 Release 3.2	            for UNIX<F1>
Microsoft<F1> TrueImage<F2>                        (none; miscellaneous)
Microsoft<F1> TrueType<F1><F5> Font Pack	          for Windows<F2>
Microsoft<F1> Video                               	for Windows<F2>
Microsoft<F1> Visual Basic<F1>                    	for MS-DOS<F1>
Microsoft<F1> Visual Basic<F1>                    	for Windows<F2>
Microsoft<F1> Visual Basic<F1>                     for Windows<F2>
Microsoft<F1> Visual C++<F2>                       for Windows<F2> and
                                                       WindowsNT<F2>

<F1> Registered Trademark.
<F2> Trademark.
<F3> Presentation Manager is a registered trademark of International
     Business Machines Corporation.
<F4> PC Paintbrush is a registered trademark of ZSoft Corporation.
<F5> TrueType is a registered trademark of Apple Computer, Inc.

                               Schedule B

                        Microsoft Trademark List

Product Name                                      	Environment

Microsoft<F1> Visual C++<F2>                       for Windows NT<F2>
Microsoft<F1> Visual C++<F2>                       for Windows<F2>
Microsoft<F1> Visual Tool Suite                   	for Windows<F2>
Microsoft<F1> Win32s	                              for Windows<F2>
Microsoft<F1> Windows operating system
  (for 3.1 + higher)                              	for MS-DOS<F1>
Microsoft<F1> Windows<F2> & MS-DOS<F1>5 for
  IBM<F1><F3> PS/2<F1><F4>
Microsoft<F1> Windows<F2> Device Driver Kit	       for MS-DOS<F1>
Microsoft<F1> Windows<F2> for OS/2<F1>
  Development Kit     	                            for MS-DOS<F1>
Microsoft<F1> Windows<F2> for Workgroups	          for Windows<F2>
Microsoft<F1> Windows<F2> for Workgroups Add-on
Microsoft<F1> Windows<F2> Libraries for
	OS/2 Development Kit	                             for MS-DOS<F1>
Microsoft<F1> Windows<F2> Printing System	         for Windows<F2>
Microsoft<F1> Windows<F2> Software Development Kit	for MS-DOS<F1>
Microsoft<F1> WindowsNT<F2>                        for Windows<F2>
Microsoft<F1> WindowsNT<F2> Advanced Server	       for Windows<F2>
Microsoft<F1> Word	                                for Macintosh<F1>
Microsoft<F1> Word	                                for MS-DOS<F1>
Microsoft<F1> Word	                                for OS/2<F1>
Microsoft<F1> Word for Windows<F2> & Bookshelf<F1> for Windows<F2>
Microsoft<F1> Workgroup Templates                 	for Windows<F2>
Microsoft<F1> Works                               	for Macintosh<F1>
Microsoft<F1> Works                               	for Windows<F2>
Microsoft<F1> Works, Multimedia Edition	           for Windows<F2> on CD-ROM
Microsoft<F1> XENIX<F1> System V/286               for UNIX<F1>

<F1> Registered Trademark.
<F2> Trademark.
<F3> IBM is a registered trademark of International Business Machines
     Corporation.
<F4> PS/2 is a registered trademark of International Business Machines
     Corporation.

                               Schedule C

                           Microsoft Calendar